Exhibit 4.2

MINUTES OF ACTION IN LIEU OF A SPECIAL MEETING OF THE SHAREHOLDERS OF MCTC HOLDINGS, INC

The undersigned, being shareholders of MCTC Holdings, Inc., a Delaware corporation (the "Corporation"), in lieu of a special meeting of the Shareholders of the Corporation, do hereby adopt the following resolutions to be effective as of the 3rd day of July, 2019:

Approval of Reverse Stock Split

BE IT RESOLVED, That the undersigned shareholders of the Corporation hereby approve and authorize the effectuation of a 1 for 15 reverse stock split of the Corporation's common stock for all shareholders of record as of July 10, 2019.

FURTHER RESOLVED, That in order to give effect to the aforementioned stock split, a Certificate of Amendment be filed with the Delaware Secretary of State providing: (a) that the authorized shares of common stock be 290,000,000, $0.0001 par value prior to the reverse split; (b) that authorized shares of common stock be 19,333,333, $0.0015 par value after the reverse split; (c) that the number of shares affected will be one (1) share of common stock for each fifteen (15) shares of common stock issued and outstanding and any rights to acquire the same; (d) each fractional share shall be rounded up to the nearest whole share and that the holders of lots that are less than 100 shares be rounded up to round lots of 100 shares; (collectively, the "Reverse stock Split').

Approval of Amendment to Certificate of Incorporation

FURTHER RESOLVED, That, immediately following the Reverse Split, the undersigned shareholders of the Corporation hereby approve and authorize the filing of a Certificate of Amendment with the Delaware Secretary of State providing for the amendment of the Corporation's Certificate of Incorporation amending and replacing the first and fourth articles with the following:

"FIRST"

The name of this corporation (hereinafter, the "Corporation") is: Cannabis Global, Inc."

"FOURTH"

(a) Authorization of Capital Stock. The aggregate number of shares of stock which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares, consisting of Two Hundred Ninety Million (290,000,000) shares of common stock, $0.0001 par value (the "Common Stock''), and Ten Million (10,000,000) shares of authorized but undesignated preferred stock, $0.0001 par value (the "Preferred Stock"), The Board of Directors is authorized to establish, from the authorized but undesignated shares of Preferred Stock, one or mote classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers (full or limited or no voting powers), such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

FURTHER RESOLVED, at such time as that Corporation has submitted the requisite documents and other information to the Financial Information Regulatory Authority. ("FINRA") to process the Corporate Actions, that the proper officers of the Corporation be and hereby are authorized and directed to execute on the Corporation's behalf the Certificate of Amendment in the form required by the Secretary of State of Delaware with such effective date as the President of the Corporation deems appropriate, and be it

FURTHER RESOLVED, that in conjunction with the Name Change and Reverse Split, the Corporation is authorized to obtain a new CUSIP number and trading symbol for the Corporation's common stock which trades; and be it

FURTHER RESOLVED, that the Board of Directors shall direct and empower the officers of the Corporation, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as such officers shall deem necessary or advisable, to carry out the purposes and intent of the foregoing resolutions, including but not limited to making the necessary filing of the Amendment to the Corporation's Certificate of Incorporation with the Delaware Secretary of State, the filing of Form 8-K and 14C with the U.S. Securities & Exchange Commission, and the Corporate Action Notification with the Financial Industry Regulatory Authority.

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IN WITNESS WHEREOF, the undersigned, being shareholders of the Corporation have executed this written action, setting forth the number of shares of the Corporation held, the entirety of which shall be deemed to have been voted in favor of the foregoing resolutions as though they were present and voted at a meeting of the shareholders. Before executing and delivering these Minutes of Action, the undersigned hereby acknowledges that he/she has been given an opportunity to and has asked any questions he/she may have of the Corporation's management and has received answers that are satisfactory to the undersigned.

SHAREHOLDERS Common Stock

/s/ Robert Leslie Hymers, III

43,333,334 common shares

Dated: July 3, 2019

/s/ Edward Manolos

43,333,333 common shares

Dated: July 3, 2019

/s/ Dan Van Nguyen

43,333,333 common shares

Dated: July 3, 2019

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